On The Go Announces Q1 2005 Results Posts Positive Cash Flow

On The Go Healthcare, Inc. (OTC: OGHC) ('the Company'), a leading manufacturer, marketer and distributor of innovative baby products and a valued-added reseller of computer hardware, software and supplies, is pleased to announce its unaudited financial results for the first quarter ended October 31, 2004.

The Company reported total revenues of $1,045,407 for the three months ended October 31, 2004, an increase of more than 399% as compared to total revenues of $261,850 for the three months ended October 31, 2003. The increase was primarily due to the Company's acquisition of its Compuquest division in October 2003. A net loss of ($19,952) or $(0.01) per share was reported for the quarter as compared to a net loss of ($195,728) or $(0.01), for the same period ended the year previous. Compuquest, the Company's computer equipment value added reseller, posted revenues of $852,309, or 81.5% of total revenues, and income generated from operations of $104,818 for a non- consolidate net profit of 12.3%. Basic and fully diluted weighted average shares outstanding were 975,810 at October 31, 2004 as compared to 38,932,282 shares outstanding for the same period a year prior. The change in shares outstanding is primarily due to a shareholder approved 1-for-30 reverse split of the Company's common stock, made effective October 4, 2004.

On The Go recorded a net income of $3,872 prior to amortization of $23,824. On The Go's Compuquest division continues to experience positive cash flows from operations as posted over the past two quarters.

Revenues for the Company's forth quarter ended July 31, 2004 were $916,120 and for the first quarter ended October 31, 2004 were 1,045,407. Revenues increased 14+% from the forth quarter to the first quarter ended October 31, 2004.

As of October 31, 2004, the Company reported total assets of $1,589,208 with total current assets of $1,098,350 including cash and cash equivalents. As of July 31, 2004 total assets were $1,379,268 with current assets of $942,280 including cash and equivalents. Quarter over quarter, total asset increased 15.2% and total liabilities decreased by $10,430 or 1.3% over the same period.

"The numbers truly do speak for themselves," remarked On The Go CEO, Stuart Turk. "Our new fiscal year has commenced with a strong increase in revenues. Compuquest, Vital Baby and On The Go infant products continue to establish new customers and build upon relationships with existing customers with the result being increased order flow shipment over shipment."

Mr. Turk continued, "The acquisitions of Compuquest in October 2003 and Vital Baby Innovations in June 2004 added tremendously to the operational base of On The Go and, of course, the increasing revenue postings. I anticipate that our new multimedia division will grow in a similar manner, adding further strength to our top and bottom lines."

About On The Go Healthcare, Inc.

On The Go Healthcare, Inc. ( http://www.onthegohealthcare.com ) manufactures markets and distributes a line of products focused on a child's early years. On The Go's signature products include the new Baby Bath and its Padded

Training Seat, an ergonomically designed and cushioned seat placed on top of adult toilet seats to help toddlers with potty training.

Now a wholly-owned division of On The Go Healthcare, Vital Baby Innovations ('Vital Baby'), established in 1998 as a Canadian company, researches and develops safe and pioneering products for parents and children. Vital Baby is the exclusive distributor of the Heinz Baby Basics Feeding Accessories and a Canadian distributor of Sudocrem, available at more than 3,600 retail locations across Canada. For more information, visit http://www.vitalbaby.com.


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On The Go Healthcare's division Compuquest is a value added reseller of computer hardware, software, peripherals, and supplies. Compuquest
( http://www.compuquest.com ) serves hundreds of clients in the U.S. and Canada, including Fortune 100 corporations, hospitals, government ministries, universities, banking and insurance bodies, and law and accounting firms. Compuquest has won the Consumers' Choice Gold Award for Best Business Computer Dealer for eight consecutive years.

For more information, visit: http://www.onthegohealthcare.com or http://www.otcfn.com/oghc

To be added to On The Go's email list for Company news, please visit: http://www.onthegohealthcare.com/new_site/inv_pkg_form.htm

This press release contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, economic conditions affecting retailers, distributors and manufacturers; continuing success introducing new products; the Company's ability to finance its planned expansion efforts; the Company's ability to manage its planned growth; continued availability of raw materials for the child and health care lines at reasonable costs; continued ability to obtain hardware, software and peripherals at competitive costs; and changes in regulations affecting the Company's business and such other risks disclosed from time to time in the Company's reports filed with the Securities and Exchange Commission. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in management's expectations, except as required by law.


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